UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2014

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 2, 2014, Violin Memory, Inc. (the “Company”) and the Forty Niners SC Stadium Company LLC (the “Forty Niners”), entered into a First Amendment to Sponsorship Agreement (the “First Amendment”), effective as of April 14, 2014, to reduce the extent of the Company’s sponsorship and the amounts of payments the Company is obligated to make under the Sponsorship Agreement between the Company and the Forty Niners entered into as of June 13, 2012 (the “Sponsorship Agreement”). The Sponsorship Agreement relates to the Company’s sponsorship of the Forty Niners in connection with the new stadium being constructed in Santa Clara, California. The Forty Niners is an affiliate of the Forty Niners Football Company LLC, which is the owner of the franchise for the professional football team known as the San Francisco Forty Niners (the “Team”), which will play substantially all of its home games in the new stadium. The Sponsorship Agreement was filed as an exhibit to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on August 26, 2013 and is incorporated herein by reference.

The material terms of the First Amendment are summarized below.

The Company’s Sponsorship Fee (as that term is defined in the Sponsorship Agreement), is reduced from $4,000,000.00 per year for each year of the ten-year term of the Sponsorship Agreement to $1,750,000.00 per year for each year of the ten-year term of the Sponsorship Agreement, and the Company’s total Sponsorship Fees for the ten-year term of the Sponsorship Agreement are reduced from $40,000,000.00 to $17,500,000.00; and

The Company’s Sponsorship Rights (as that term is defined in the Sponsorship Agreement), including, among other things, signage, hospitality, rights in connection with the Team’s home games and the National Football League’s Super Bowl, and certain additional events and marketing, are modified as set forth in the First Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: May 5, 2014	By:	/s/ Cory Sindelar
Cory Sindelar, Chief Financial Officer